Exhibit 10.5

English Translation

Loan Agreement

between

Shanghai Shengran Information Technology Co., Ltd.

and

Zeng Liqing, Wang Bin, Wang Haibing, Cheng Yunpeng, Wei Zhen

Signed on June 12, 2009 in Shanghai

Loan Agreement

THIS LOAN AGREEMENT (this “Agreement”) is entered into on June 12, 2009 in Shanghai between:

Shanghai Shengran Information Technology Co., Ltd. (hereinafter referred to as the “Lender”), a wholly foreign-owned enterprise established in accordance with the law of the People’s Republic of China with registered address at Room 1206-1207, Building 20, Gem Tower, 487 Tianlin Road, Xuhui District, Shanghai.

And

Zeng Liqing, ID Card No.: 610113197001232130

Wang Haibing, ID Card No.: 342623198009143416

Wei Zhen, ID Card No.: 652421197504283170

Cheng Yunpeng, ID Card No.: 230103197705216813

Wang Bin, ID Card No.: 510502196504290433

Zeng Liqing, Wang Haibing, Wei Zhen, Cheng Yunpeng and Wang Bin are collectively referred to as the “Borrowers” hereinafter and together with the Lender as the “Parties”.

WHEREAS, the Borrowers are the shareholders of Shanghai Taomee Network Technology Co., Ltd. (“Shanghai Taomee”) and hold 100% of the equity interest of Shanghai Taomee;

WHEREAS, Taomee Holdings (HK) Limited (“HK Taomee”), the shareholder of the Lender, reached an intent with the Borrowers in early 2009, under which HK Taomee planned to lend RMB2,500,000 (Renminbi two million and five hundred thousand yuan only) to the Borrowers in a legal form as increased capital for Shanghai Taomee;

WHEREAS, HK Taomee was unable to provide the above-mentioned loan to the Borrowers in a timely and legal manner, so the Borrowers used their own capital to make the capital increase of Shanghai Taomee in March 2009. The amount of capital increase is RMB2,500,000 (Renminbi two million and five hundred thousand yuan only) (“Amount of Capital Increase”). On March 17, 2009, the registration of modification was completed at the administration for industry and commerce; and

WHEREAS, Shanghai Shengran, as the wholly-owned subsidiary of HK Taomee, at the request of HK Taomee, plans to use its self-owned capital to provide the Borrowers with a loan equivalent to the Amount of Capital Increase as the compensation for the Amount of Capital Increase previously contributed by the Borrowers to Shanghai Taomee.

NOW, THEREFORE, the Parties hereby enter into this Agreement as follows:

1.	Interpretations

“Business day” refers to any day on which companies and enterprises located in Shanghai are normally open for business, excluding statutory holidays, Saturdays and Sundays.

“RMB” refers to the statutory currency of the People’s Republic of China.

“Loan currency” refers to the currency in which the Lender provides the Borrowers with the loan, i.e., RMB.

2.	Amount of loan

2.1	The Lender agrees to provide the Borrowers with a loan of RMB2,500,000 (the “Loan”), i.e., the Lender will lend RMB750,000 to Zeng Liqing, RMB625,000 to Wang Haibing, RMB450,000 to Wei Zhen, RMB425,000 to Cheng Yunpeng and RMB250,000 to Wang Bin. The Loan will be remitted by the Lender to the respective accounts of the Borrowers within 1 year after execution hereof. The documents for the remittances provided by the Lender to the Borrowers or the confirmation letter provided by the Lender to any of the Borrowers shall be regarded as the final evidence that the Lender has provided the Loan.

2.2	It is hereby confirmed by the Borrowers that Zeng Liqing, Wang Haibing, Wei Zhen, Cheng Yunpeng and Wang Bin jointly constitute the “Borrowers” and that any one of them shall bear joint and several liabilities for the repayment of the Loan.

2.3	The Borrowers may negotiate an agreement to determine the share that each of the Borrowers bears for the Loan and the corresponding obligation for repayment. However, this agreement is valid only after any of the Borrowers repays the Loan in full in compliance with the above-mentioned joint and several liabilities and shall only be applied regarding the recourse of his money from other Borrowers. Such agreement is not valid for the Lender and will not affect the joint and several liabilities of any of the Borrowers for the whole Loan.

3.	Loan term

The term for the Loan hereunder is ten years (“Loan Term”) and will commence on and from the day when the Lender actually provides the Loan to the Borrowers. If it is agreed by the Parties to extend the Loan Term, the Loan Term may be correspondingly extended according to the negotiation between the Lender and the Borrowers.

4.	Interest

It is agreed by the Lender and the Borrowers that the interest rate for the Loan hereunder is zero, i.e. no interest will be charged on the Loan hereunder.

5.	Repayment

After the Loan Term matures, the Borrowers shall repay the Loan in full.

If the Lender in writing requests the Borrowers to repay the Loan before the Loan Term matures, the Loan shall mature twenty (20) business days after the request and the Borrowers shall repay the Loan in full.

6.	Positive warranties

6.1	The Borrowers hereby warrant and agree to the Lender that as long as this Agreement is fully valid, they will

(a)	Repay the outstanding part of the Loan hereunder by the time specified by the Lender after the Lender requests repayment in writing;

(b)	use the Loan for a legal purpose, i.e., the Loan will be used to compensate the Borrowers for the Amount of Capital Increase they have contributed to Shanghai Taomee or otherwise used in any investment and legal operating activities of Shanghai Taomee, but not for any other purpose;

(c)	Within twenty (20) business days after the Lender requests, submit any information and reports as reasonably requested by the Lender regarding the use of the Loan, including but not limited to the information on the operational and financial situations of Shanghai Taomee;

(d)	Warrant that Shanghai Taomee in which they invest only conducts the following business: engages in selling computer hardware and internet software; provides technical, development and consulting services in the computer network system industry; engages in technical transfer and other activities requiring certificated license, including but not limited to developing and operating Mole’s World and providing other virtual socialization network services for children in China or other businesses which Shanghai Taomee has the legal right to operate and which are agreed to by the Lender in writing beforehand;

(e)	Not transfer, sell or pledge to any individual or company or any other organization all or any part of the equity interest of Shanghai Taomee owned by the Borrowers, or allow Shanghai Taomee to provide any form of guarantee to any third party, unless with prior written consent from the Lender,; and

(f)	Promptly notify the Lender of any Termination Event (any event as described under Article 7 herein) or any event that will constitute a Termination Event after the notice is given or thereafter.

6.2	The Borrowers hereby warrant to the Lender that, as one of the prerequisites for the Lender to provide the loan hereunder, they will execute with the Lender, on the same day when this Agreement is executed, an option subscription agreement (“Option Agreement”) satisfactory to the Lender to grant the Lender the right to purchase all the equity interest of Shanghai Taomee held by the Borrowers in the future according to the “Option Agreement”.

6.3	The Borrowers hereby warrant to the Lender that, as one of the prerequisites for the Lender to provide the loan hereunder, they will execute with Shanghai Shengran Information Technology Co., Ltd., on the same day when this Agreement is executed, a proxy agreement (“Proxy Agreement”) to authorize Shanghai Shengran Information Technology Co., Ltd. to represent the Borrowers to exercise their voting powers, management powers, etc. of shareholders of Shanghai Taomee.

6.4	The Borrowers hereby warrant to the Lender that, as one of the prerequisites for the Lender to provide the loan hereunder, they will execute with the Lender, on the same day when this Agreement is executed, an equity interest pledge agreement (“Equity Interest Pledge Agreement”) as the guarantee of the Borrowers to repay the Loan to the Lender.

7.	Termination events

7.1	For the purpose of this Agreement, the following events are “Termination Events”:

(a)	The Borrowers fail to properly perform or abide by any of their obligations or warranties explicitly stipulated hereunder;

(b)	Shanghai Taomee in which the Borrowers invest stops operation or declares to stop its businesses or main businesses;

(c)	Any distress warrant, confiscation order, attachment warrant, seizure warrant or any other judiciary document is issued for the properties of the Borrowers or of Shanghai Taomee in which they invest or such properties are subject to mandatory execution or become the object of litigation;

(d)	All or any part of the assets, properties or businesses of Shanghai Taomee in which the Borrowers invest are possessed by any obligee or any execution or detainment warrant is issued upon any of such assets, properties or businesses;

(e)	In respect of the liquidation, winding up, dissolution, restructuring or rebuilding of Shanghai Taomee in which the Borrowers invest, or a bankruptcy management warrant or the appointment of bankruptcy receiver, bankruptcy administrator, bankruptcy liquidator, bankruptcy checker of the Borrowers or any other similar person, any corporate action or step has been taken or any well-intent legal proceeding has been initiated (except any restructuring or rebuilding carried out according to the provisions to which the Lender agrees in writing beforehand); or

(f)	Any event or situation which is similar to any of the situations described in the above (a) to (f) relating to the Borrowers under any applicable jurisdiction; or

7.2	If the Lender reasonably (after consulting with its legal counsel) believes that any change to any law, regulation or interpretation thereof will render it illegal for the Lender to maintain or perform any of its obligations hereunder, the Lender shall have the right to notify the Borrowers of the fact and the Borrowers and the Lender shall negotiate with the Borrowers in good faith (subject to the limitations caused by the above changes) to determine if the situation after the change allows the Lender to make any substitute financing to the Borrowers. If any legal substitute financing method is available by that time, the Borrowers shall fully follow the Lender’s requirements in executing such legal substitute method.

7.3	If the Lender is punished or fined by any governmental body for this Agreement or for providing the Borrowers with the Loan hereunder, the Borrowers shall fully compensate the Lender for any and all the resulting losses sustained by the Lender.

7.4	When any Termination Event occurs, the Lender has the right (but no obligation) to issue a written notice to the Borrowers and immediately and permanently terminate the loan arrangement, and upon such event the outstanding loan borrowed by the Borrowers hereunder shall be immediately due and repaid to the Lender.

7.5	When repaying the Loan, the Lender shall have the right (but no obligation) to request the Borrowers to repay the Loan in any currency other than the Loan Currency in an equivalent amount. The exchange rate between these two currencies shall be the rate on the day of repayment as provided by a bank selected by the Lender.

7.6	Without prejudice to the provisions of the above Article 5 and Article 7.4, the Lender has the right (but no obligation) to request the Borrowers to transfer 100% of the equity interest they own in Shanghai Taomee to the Lender and/or any other company or individual designated by the Lender, at the lowest price then permitted by the Chinese law, thus as full performance of the Borrowers’ obligation to repay the Loan to the Lender. After such transfer is finished to the satisfaction of the Lender, the Borrowers shall be regarded as having fully performed their obligation of repaying the Loan and do not need to perform any other obligation to the Lender.

7.7	The Borrowers agree that the Lender has the right (but no obligation) to determine and select the specific means by which the Borrowers repay the Loan, including but not limited to those specified in the above Article 7.5 and Article 7.6 herein. Once the Lender decides and notifies the Borrowers of the specific means of repaying the Loan, the Borrowers shall apply such means to repay the Loan.

Article 8	Severability and adverse interpretations

8.1	If any provision of this Agreement becomes invalid, illegal or unenforceable, such provision will not affect the validity of the rest provisions of this Agreement. If at that time there is any arrangement that will enable such invalid, illegal or unenforceable provision to become valid, legal and enforceable, the Borrowers, upon the request of the Lender, shall sign necessary documents or complete certain actions to enforce such arrangement.

8.2	Each party agrees to use every effort to interpret this Agreement in a manner that enables all the provisions of this Agreement to be enforceable.

8.3	No provision herein proposed by any party hereto shall be interpreted in any manner that is adverse to such party solely based on the reason that such provision is proposed by this party.

Article 9	Approval and registration

9.1	If any law or regulation of any jurisdiction allows and requests this Agreement or the granting of the Loan hereunder to obtain approval and/or to be registered or filed by or with any governmental body, the Borrowers shall follow the requirements of the Lender to promptly handle relevant approval and/or registration or filing procedures and submit the evidencing documents for such procedures to the Lender.

Article 10	Commitment to compensation

10.1	The Borrowers acknowledge that that if the Lender is punished or fined by any governmental body or suffers any other loss as a result of the declaration over the Agreement or over the Loan provided to the Borrowers hereunder as being illegal by any court of law of any jurisdiction or by any other entity that has jurisdiction, the Borrowers shall compensate in full all the losses sustained by the Lender, including but not limited to the principal of the Loan and/or losses sustained by the Lender, any penalty or fine imposed by any governmental body on the Lender, and all the legal fees and other expenses/expenditures sustained by the Lender for the above issues.

Article 11	Governing law and settlement of disputes

11.1	This Agreement is governed by and shall be construed in accordance with Chinese law.

11.2	Any dispute, disagreement or request (the “Dispute”) arising out of or in relation to this Agreement shall be settled by the Parties through friendly negotiation. In case negotiation fails, either party may submit the Dispute to China International Economic and Trade Arbitration Commission Shanghai Sub-commission for arbitration in accordance with its then effective arbitration rules. The venue for arbitration is Shanghai and the arbitration language shall be Chinese. The arbitral award shall be final and binding upon the Parties.

11.3	Force of arbitral award

The arbitral award shall be final and binding on and shall be accepted and enforced by the Parties hereto.

11.4	Costs

The arbitration costs shall be borne by the party as determined by the arbitral award.

(THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

SIGNATURE PAGE OF LOAN AGREEMENT

The Lender:

Shanghai Shengran Information Technology Co., Ltd.

Signature and company seal:

[seal: Shanghai Shengran Information Technology Co., Ltd.]

/s/ Zeng Liqing
Name: Zeng Liqing
Position: Legal representative

The Borrowers:

Zeng Liqing

Signature:	/s/ Zeng Liqing

Wang Haibing

Signature:	/s/ Wang Haibing

Wei Zhen

Signature:	/s/ Wei Zhen

Cheng Yunpeng

Signature:	/s/ Cheng Yunpeng

Wang Bin

Signature:	/s/ Wang Bin